Exhibit 99.1

          Cognex Corporation Announces Fourth Quarter Results


    NATICK, Mass.--(BUSINESS WIRE)--Jan. 23, 2007--Cognex Corporation (NASDAQ: CGNX) today announced its financial results for the fourth quarter and year ended December 31, 2006. Revenue, net income and earnings per share are compared to the fourth quarter of 2005, to the third quarter of 2006, and to the year ended December 31, 2005 (which includes 8 months of results for DVT Corporation acquired on May 9,
2005) in the table below.

                                                              Earnings
                                                                per
                                                               Diluted
                                      Revenue     Net Income    Share
---------------------------------- ============= ============ ========
      Quarterly Comparisons
================================== ------------- ------------ --------
Current quarter: Q4-06             $58,796,000   $9,562,000    $0.21
---------------------------------- ------------- ------------ --------
Prior year's quarter: Q4-05        $60,818,000   $11,750,000   $0.24
---------------------------------- ------------- ------------ --------
Change from Q4-05 to Q4-06             (3%)         (19%)      (13%)
---------------------------------- ------------- ------------ --------
Prior quarter: Q3-06               $58,005,000   $10,116,000   $0.22
---------------------------------- ------------- ------------ --------
Change from Q3-06 to Q4-06              1%           (5%)       (5%)
---------------------------------- ------------- ------------ --------

---------------------------------- ------------- ------------ --------
     Year to Date Comparisons
================================== ------------- ------------ --------
Year ended December 31, 2006       $238,915,000  $39,912,000   $0.86
---------------------------------- ------------- ------------ --------
Year ended December 31, 2005       $216,875,000  $35,702,000   $0.74
---------------------------------- ------------- ------------ --------
Change from 2005 to 2006                10%          12%        15%
---------------------------------- ------------- ------------ --------

    Beginning in 2006, Cognex has included stock option expense in its results (Exhibit 2 shows the effect of stock option expensing on certain line items in the P&L as reported under GAAP). For comparative purposes, the company's results are shown in the table below excluding stock option expense:

                                                              Earnings
                                                                per
                                                               Diluted
                                      Revenue     Net Income    Share
---------------------------------- ============= ============ ========
      Quarterly Comparisons
================================== ------------- ------------ --------
Current quarter: Q4-06 (Non-GAAP)  $58,796,000   $11,828,000   $0.26
---------------------------------- ------------- ------------ --------
Prior year's quarter: Q4-05 (GAAP) $60,818,000   $11,750,000   $0.24
---------------------------------- ------------- ------------ --------
Change from Q4-05 to Q4-06             (3%)           1%         8%
---------------------------------- ------------- ------------ --------
Prior quarter: Q3-06 (Non-GAAP)    $58,005,000   $12,369,000   $0.27
---------------------------------- ------------- ------------ --------
Change from Q3-06 to Q4-06              1%           (4%)       (4%)
---------------------------------- ------------- ------------ --------

---------------------------------- ------------- ------------ --------
     Year to Date Comparisons
================================== ------------- ------------ --------
Year ended December 31, 2006 (Non-
 GAAP)                             $238,915,000  $48,623,000   $1.05
---------------------------------- ------------- ------------ --------
Year ended December 31, 2005
 (GAAP)                            $216,875,000  $35,702,000   $0.74
---------------------------------- ------------- ------------ --------
Change from 2005 to 2006                10%          36%        41%
---------------------------------- ------------- ------------ --------

    "Although I am disappointed by the level of business in the fourth quarter, there was some good news to report," said Dr. Robert J. Shillman, Cognex's Chairman and Chief Executive Officer. "First, revenue and earnings per share for the quarter were within our guidance, which was reassuring. And second, net income, excluding stock option expense, was equal to 20% of revenue (or 16% including stock option expense), which is a long-standing target for Cognex."

    Dr. Shillman continued, "For Q1 of 2007, we believe that revenue from the Factory Automation market will increase year-on-year but, unfortunately, that increase will not be enough to offset the expected decline in the semiconductor and electronic industries, which are among the largest users of Cognex products. Going forward, we intend to kick-off a number of new sales and marketing initiatives in early 2007 that should help grow revenue outside of that cyclical market as the year progresses."

                        Details of the Quarter

    Statement of Operations Highlights - Fourth Quarter of 2006

    -- Revenue for the fourth quarter of 2006 decreased 3% from the fourth quarter of 2005 due to lower sales in all three of the company's primary markets; Factory Automation, Surface Inspection, and Semiconductor and Electronics Capital Equipment. On a sequential basis, revenue increased 1% due to higher sales in the Surface Inspection market and, to a lesser extent, the Factory Automation market.

    -- Gross margin was 73% in the fourth quarter of 2006, 72% in the fourth quarter of 2005 and 73% in the prior quarter. Excluding stock option expense, gross margin increased to 73% in the fourth quarter of 2006 from 72% in the comparable quarter of 2005, and was down from 74% in the prior quarter. The increase year-on-year in gross margin excluding stock option expense is due to lower costs relating to higher production throughput. Gross margin excluding stock option expense decreased on a sequential basis due to product mix: a greater percentage of revenue came from the sale of surface inspection systems in the fourth quarter of 2006 than from modular vision systems.

    -- Research, Development & Engineering (R, D & E) spending in the fourth quarter of 2006 increased 17% from the fourth quarter of 2005 and 1% from the prior quarter (or 3% and 1%, respectively, excluding stock option expense). R, D & E spending excluding stock option expense increased year-on-year and sequentially due to higher employee-related costs, primarily new employees, and higher outside services related to new product initiatives.

    -- Selling, General & Administrative (S, G & A) spending in the fourth quarter of 2006 increased 13% from the fourth quarter of 2005 and 6% on a sequential basis (or 3% and 7%, respectively, excluding stock option expense). The increase in S, G & A spending excluding stock option expense year-on-year was primarily due to the fact that 2005 included the reversal of a $1,000,000 reserve related to the Lemelson case. On a sequential basis, S, G & A spending excluding stock option expense increased due to higher employee-related costs, travel and entertainment, and marketing programs.

    -- The company reported a foreign currency gain of $374,000 in the fourth quarter of 2006, a loss of $286,000 in the fourth quarter of 2005 and a loss of $282,000 in the prior quarter. The company recognizes foreign currency gains and losses on the revaluation and settlement of accounts receivable and payable balances that are reported in one currency and collected or paid in another.

    -- Investment and other income was $1,581,000 in the fourth quarter of 2006, $1,531,000 in the fourth quarter of 2005 and $1,518,000 in the prior quarter. The increase in investment and other income year-on-year is due to higher yields offset by a lower average invested balance as Cognex used cash to repurchase its common stock. Investment and other income increased on a sequential basis despite a consistent average invested balance and comparable investment yields due to higher other income.

    -- The effective tax rate was 19% in the fourth quarter of 2006, 26% in the fourth quarter of 2005 and 18% in the prior quarter. Excluding the one-time discrete items described in the following two paragraphs, the tax rates would have been 25% in the fourth quarter of 2006, and 23% in the prior quarter. The decrease in the effective tax rate year-on-year is due to more of the company's profits being earned in lower tax jurisdictions than in the fourth quarter of 2005. The increase on a sequential basis is due to the fact that the third quarter of 2006 includes a year-to-date adjustment reducing the effective tax rate for more of the company's profits being earned in lower tax jurisdictions than had been anticipated.

    In the fourth quarter of 2006, Cognex recorded favorable tax adjustments of nearly $700,000 due to adjusting the estimate of the Japanese tax audit settlement upon filing of the actual tax return in Japan, and the favorable impact in the U.S. of the retroactive reinstatement of the Research & Development tax credit.

    In the third quarter of 2006, Cognex recorded a net tax benefit of approximately $570,000 which included the unfavorable settlement of the multi-year Japanese tax audit, the benefit from the statute of limitations expiring for a particular tax year and the favorable adjustment of estimates made as a result of filing the actual tax returns for 2005.

    Balance Sheet Highlights - December 31, 2006

    -- Cognex's financial position at December 31, 2006 was very strong, with over $266,000,000, or $6.00 per share, in cash and investments and no debt. In 2006, Cognex generated positive cash flow from operations of approximately $50,000,000, paid out over $15,000,000 in dividends to shareholders, and spent over $86,000,000 to repurchase nearly 3,300,000 shares of its common stock on the open market.

    -- Days sales outstanding (DSO) for the fourth quarter of 2006 was 60 days, and remains within the company's targeted range.

    -- Inventories at December 31, 2006, increased by approximately $2,700,000, or 10%, from the end of the third quarter of 2006, and inventory turns in the fourth quarter were equivalent to
        2.1 times per year.

    Business Trends and Financial Outlook

    Financial Outlook

    -- For the first quarter of 2007, Cognex expects revenue to be between $55 million and $58 million. Gross margin is expected to be in the low-70% range. Operating expenses (R, D & E and S, G & A) are expected to be essentially flat on a sequential basis. The effective tax rate is expected to be 26%. As a result of the above, earnings for the first quarter of 2007 are expected to be between $0.12 and $0.16 per diluted share (or between $0.17 and $0.21 per diluted share excluding an estimated $0.05 per diluted share for estimated stock option expense of $400,000 in Cost of Goods Sold and $3,100,000 in Operating Expenses).

    Non-GAAP Financial Measures

    This press release and its attachments contain non-GAAP financial measures. In particular, Cognex incurs expense related to stock options included in its GAAP presentation of cost of revenue, research, development, and engineering expenses (R,D&E), and selling, general and administrative expenses (S,G&A). Cognex excludes these expenses for the purpose of calculating non-GAAP adjusted gross margin, non-GAAP adjusted operating income, non-GAAP adjusted net income and non-GAAP adjusted earnings per share when it evaluates its continuing operational performance and in connection with its budgeting process and the allocation of resources, because these expenses have no current effect on cash or the future uses of cash and they fluctuate as a result of changes in Cognex's stock price. Cognex also excludes certain items affecting the tax provision because they are one-time discrete events. Cognex believes that these non-GAAP financial measures are useful to investors because they allow investors to more accurately assess and compare Cognex's results over multiple periods and to evaluate the effectiveness of the methodology used by management to review the operating results of the company. However, these non-GAAP financial measures are not meant to be considered in isolation, nor as a substitute for financial information provided in accordance with GAAP. Exhibit 2 shows a reconciliation of these financial measures from GAAP to non-GAAP.

    Analyst Conference Call and Simultaneous Webcast

    Cognex will host a conference call to discuss its results for the fourth quarter of 2006, as well as its financial outlook, today at 5:00 p.m. eastern time. The telephone number for the live call is 800-770-5589 (or 973-935-2039 if outside the United States). A replay will begin tonight at approximately 7:00 p.m. eastern time and will run continuously for 72 hours. The telephone number for the replay is 877-519-4471 (or 973-341-3080 if outside the United States) and the access code is 8254041.

    Internet users can listen to a real-time audio broadcast of the conference call, as well as an archive replay of the call, on Cognex's Web site at http://www.cognex.com/investor/default.asp.

    About Cognex Corporation

    Cognex Corporation designs, develops, manufactures, and markets machine vision sensors and systems, or devices that can "see." Cognex vision sensors are used in factories around the world to automate the manufacture of a wide range of items and to assure their quality. Cognex is the world's leader in the machine vision industry, having shipped more than 350,000 machine vision systems, representing over $2 billion in cumulative revenue, since the company's founding in 1981. In addition to its corporate headquarters in Natick, Massachusetts, Cognex also has regional offices and distributors located throughout North America, Japan, Europe, Asia, and Latin America. Visit Cognex on-line at http://www.cognex.com/.

    Forward-Looking Statement

    Certain statements made in this press release, which do not relate solely to historical matters, are forward-looking statements. You can identify these forward-looking statements by use of the words "expects," "anticipates," "estimates," "believes," "projects," "intends," "plans," "will," "may," "should," "shall" and similar words. These forward-looking statements, which include statements regarding business trends, revenue growth and the company's financial outlook, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) global economic conditions that impact the capital spending trends of manufacturers in a variety of industries, including, but not limited to, the semiconductor, electronics, automotive and steel industries; (2) the cyclicality of the semiconductor and electronics industries; (3) the reliance upon certain sole-source suppliers to manufacture and deliver critical components for the company's products; (4) the inability to design and manufacture high-quality products; (5) the technological obsolescence of current products and the inability to develop new products; (6) the inability to protect the company's proprietary technology and intellectual property; (7) the challenges in integrating acquisitions and achieving anticipated benefits; and (8) the other risks detailed in the company's reports filed with the SEC, including the company's Form 10-K for the fiscal year ended December 31, 2005. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. The company disclaims any obligation to update forward-looking statements after the date of such statements.


                          COGNEX CORPORATION
                       Statements of Operations
                             (Unaudited)
                In thousands, except per share amounts




                            Three Months Ended     Twelve Months Ended
                        December October  December December  December
                           31,      1,       31,      31,       31,
                         2006     2006     2005      2006      2005
                        ----------------------------------------------

Revenue                 $58,796  $58,005  $60,818  $238,915  $216,875

Cost of revenue (1)      16,000   15,447   17,289    64,750    62,899
                        -------- -------- -------- --------- ---------

Gross margin             42,796   42,558   43,529   174,165   153,976
     Percentage of
      revenue                73%      73%      72%       73%       71%

Research, development,
 and engineering
 expenses (1)             8,111    7,997    6,916    32,607    27,640
     Percentage of
      revenue                14%      14%      11%       14%       13%

Selling, general, and
 administrative expenses
 (1)                     24,816   23,414   21,979    97,286    82,332
     Percentage of
      revenue                42%      40%      36%       41%       38%
                        -------- -------- -------- --------- ---------

Operating income          9,869   11,147   14,634    44,272    44,004
     Percentage of
      revenue                17%      19%      24%       19%       20%

Foreign currency gain
 (loss)                     374     (282)    (286)     (333)     (888)

Investment and other
 income                   1,581    1,518    1,531     6,437     5,130
                        -------- -------- -------- --------- ---------

Income before taxes      11,824   12,383   15,879    50,376    48,246

Income tax provision      2,262    2,267    4,129    10,464    12,544
                        -------- -------- -------- --------- ---------

Net income               $9,562  $10,116  $11,750   $39,912   $35,702
     Percentage of
      revenue                16%      17%      19%       17%       16%
                        ======== ======== ======== ========= =========

Net income per diluted common
 and common
     equivalent share
      (2)                 $0.21    $0.22    $0.24     $0.86     $0.74
                        ======== ======== ======== ========= =========

Diluted weighted-average common
 and common
     equivalent shares
      outstanding        45,346   45,682   48,320    46,648    47,935
                        ======== ======== ======== ========= =========

Cash dividends per
 common share            $0.085   $0.085   $0.080    $0.330    $0.320
                        ======== ======== ======== ========= =========

        Amounts include stock
         option expense, as
     (1) follows:
         Cost of revenue   $402     $413        -     1,596         -
         Research,
          development,
          and
          engineering       956      941        -     3,627         -
         Selling,
          general, and
          administrative  2,138    2,121        -     8,209         -
                        -------- -------- -------- --------- ---------
         Total stock
          option expense $3,496   $3,475        -   $13,432         -
                        ======== ======== ======== ========= =========

     (2)Net income per
         diluted common
         and common
         equivalent
         share excluding
         stock option
         expense.         $0.26    $0.27    $0.24     $1.05     $0.74
                        ======== ======== ======== ========= =========


                          COGNEX CORPORATION
        Reconciliation of Selected Items from GAAP to Non-GAAP
                             (Unaudited)
                In thousands, except per share amounts



                                                              Twelve
                                             Three Months     Months
                                                 Ended         Ended
                                           December October  December
                                              31,      1,       31,
                                            2006     2006      2006
                                           -------- ------------------

Revenue (GAAP)                             $58,796  $58,005  $238,915
                                           ======== ======== =========

Gross margin (GAAP)                        $42,796  $42,558  $174,165
 Stock option expense                          402      413     1,596
                                           -------- -------- ---------
 Gross margin (Non-GAAP)                   $43,198  $42,971  $175,761
                                           ======== ======== =========
      Percentage of revenue                     73%      74%       74%

R, D & E expenses (GAAP)                    $8,111   $7,997   $32,607
 Stock option expense                         (956)    (941)   (3,627)
                                           -------- -------- ---------
 R, D & E expenses (Non-GAAP)               $7,155   $7,056   $28,980
                                           ======== ======== =========

S, G & A expenses (GAAP)                   $24,816  $23,414   $97,286
 Stock option expense                       (2,138)  (2,121)   (8,209)
                                           -------- -------- ---------
 S, G & A expenses (Non-GAAP)              $22,678  $21,293   $89,077
                                           ======== ======== =========

Operating income (GAAP)                     $9,869  $11,147   $44,272
 Stock option expense                        3,496    3,475    13,432
                                           -------- -------- ---------
 Operating income (Non-GAAP)               $13,365  $14,622   $57,704
                                           ======== ======== =========
      Percentage of revenue                     23%      25%       24%

Net income (GAAP)                           $9,562  $10,116   $39,912
 Stock option expense, net of tax            2,266    2,253     8,711
 Net income excluding stock option
                                           -------- -------- ---------
      expense (Non-GAAP)                   $11,828  $12,369   $48,623
                                           ======== ======== =========
      Percentage of revenue                     20%      21%       20%

Net income per diluted share (GAAP)          $0.21    $0.22     $0.86
 Stock option expense, net of tax             0.05     0.05      0.19
                                           -------- -------- ---------
 Net income per diluted share excluding
      stock option expense (Non-GAAP)        $0.26    $0.27     $1.05
                                           ======== ======== =========


                          COGNEX CORPORATION
                            Balance Sheets
                             (Unaudited)
                             In thousands




                                                   December  December
                                                      31,       31,
                                                     2006      2005
                                                   -------------------

Assets

Cash and investments                               $266,220  $312,258

Accounts receivable                                  39,249    42,051

Inventories                                          30,889    18,819

Property, plant, and equipment                       26,028    24,175

Other assets                                        165,518   167,259
                                                   --------- ---------

Total assets                                       $527,904  $564,562
                                                   ========= =========


Liabilities and Shareholders' Equity

Current liabilities                                 $54,189   $58,041

Shareholders' equity                                473,715   506,521
                                                   --------- ---------

Total liabilities and shareholders' equity         $527,904  $564,562
                                                   ========= =========


                          COGNEX CORPORATION
                   Additional Information Schedule
                             (Unaudited)
                         Dollars in thousands



                            Three Months Ended     Twelve Months Ended
                        December October  December December  December
                           31,      1,       31,      31,       31,
                         2006     2006     2005      2006      2005
                        -------------------------- -------------------

Revenue                 $58,796  $58,005  $60,818  $238,915  $216,875
                        ======== ======== ======== ========= =========

Revenue by division:
  Modular Vision
   Systems Division          86%      88%      86%       87%       84%
  Surface Inspection
   Systems Division          14%      12%      14%       13%       16%
                        -------- -------- -------- --------- ---------
  Total                     100%     100%     100%      100%      100%
                        ======== ======== ======== ========= =========

Revenue by geography:
  Americas                   36%      37%      37%       35%       37%
  Japan                      28%      28%      28%       28%       28%
  Europe                     28%      26%      28%       28%       29%
  Asia                        8%       9%       7%        9%        6%
                        -------- -------- -------- --------- ---------
  Total                     100%     100%     100%      100%      100%
                        ======== ======== ======== ========= =========

Revenue by market:
  Discrete factory
   automation                56%      56%      56%       55%       57%
  Semiconductor and
   electronics
   capital equipment         30%      32%      30%       32%       27%
  Surface inspection         14%      12%      14%       13%       16%
                        -------- -------- -------- --------- ---------
  Total                     100%     100%     100%      100%      100%
                        ======== ======== ======== ========= =========

Revenue by product:
  Vision sensors             55%      53%      48%       52%       46%
  PC-based vision
   systems                   25%      30%      31%       30%       32%
  Surface inspection
   vision systems             9%       7%      10%        8%       11%
  Service                    11%      10%      11%       10%       11%
                        -------- -------- -------- --------- ---------
  Total                     100%     100%     100%      100%      100%
                        ======== ======== ======== ========= =========

    CONTACT: Cognex Corporation
             Susan Conway, 508-650-3353
             Director of Investor Relations
             susan.conway@cognex.com